UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2015

ALERE INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453

(Address of Principal Executive Offices) (Zip Code)

(781) 647-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 19, 2015, Alere Inc. (the “Company”) received a notice from the New York Stock Exchange (the “NYSE”) indicating that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Quarterly Report on Form 10-Q for the three months ended March 31, 2015.

As reported by the Company in its Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2015, the Company was unable to file the Form 10-Q by its original deadline without unreasonable effort and expense because of the pending restatement of its financial results for 2014 and interim periods therein to reflect the correction of certain errors relating primarily to the accounting for income taxes for its discontinued operations, including in connection with the Alere Health divestiture completed in January 2015 and another divestiture completed in October 2014.

The NYSE informed the Company that, under the NYSE’s rules, the Company will have six months from May 18, 2015 to file the Form 10-Q with the SEC. The Company can regain compliance with the NYSE listing standards at any time before that date by filing the Form 10-Q with the SEC. The Company currently anticipates that it will file the Form 10-Q in the near future. If the Company fails to file the Form 10-Q before the NYSE’s compliance deadline, the NYSE may grant, at its discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances. The letter from the NYSE also notes that the NYSE may nevertheless commence delisting proceedings at any time if it deems that the circumstances warrant.

On May 26, 2015, the Company issued a press release announcing the receipt of the NYSE notice, a copy of which is filed as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 26, 2015 entitled “Alere Inc. Receives NYSE Notice Regarding Late Form 10-Q Filing”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERE INC.

Date: May 26, 2015	By:	/s/ Jay McNamara
		Name:	Jay McNamara
		Title:	Assistant Secretary